Exhibit 10.8

INDEMNITY AGREEMENT

DATED effective as of the             day of August, 2021.

BETWEEN:

Akanda Corp. a corporation incorporated under the Business Corporations Act (Ontario) (hereinafter called the "Corporation")

– and –

[●]

(hereinafter called the "Indemnified Party")

WHEREAS Section 136(1) of the Business Corporations Act (Ontario) (the "Act"), under which the Corporation is continued, provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

AND WHEREAS in addition, Section 136(2) of the Act provides that a corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1), but the individual shall repay the money if the individual does not fulfil the conditions set out in subsection (3).

AND WHEREAS in addition, Section 136(3) of the Act provides that a corporation shall not indemnify an individual under subsection (1) unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request.

AND WHEREAS in addition, Section 136(4) of the Act provides that in addition to the conditions set out in subsection (3), if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual under subsection (1) unless the individual had reasonable grounds for believing that the individual’s conduct was lawful.

AND WHEREAS in addition, Section 136(4.1) of the Act provides that a corporation may, with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

AND WHEREAS in addition, Section 136(4.2) of the Act provides despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking an indemnity, (a) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (b) fulfils the conditions set out in subsections (3) and (4).

AND WHEREAS in addition, Section 136(4.3) of the Act empowers a corporation to purchase and maintain insurance for the benefit of any such persons referred to in subsection 124(1) of the Act against any liability incurred by him (a) in his capacity as a director or officer of the corporation; or (b) in his capacity as a director or officer of another body corporate when he acts or acted in that capacity at the corporation's request.

AND WHEREAS the Corporation desires to have the Indemnified Party serve or continue to serve as a director or officer of the Corporation, or as a director or officer of any subsidiary or affiliate of the Corporation or any entity of which the Corporation is or was a shareholder or creditor (each an "Affiliate") of which he has been or is serving, or will serve at the request of the Corporation, free from undue concern for unpredictable, inappropriate or unreasonable claims for damages by reason of his being, or having been, a director or officer of the Corporation or a director of officer of an Affiliate or by reason of his decisions or actions on their behalf.

AND WHEREAS the Indemnified Party is willing to serve, or to continue to serve, or to take on additional service for, the Corporation or the Affiliates in such aforesaid capacities on the condition that he be indemnified as provided for herein.

NOW THEREFORE, IN CONSIDERATION OF the premises and mutual covenants herein contained, and in consideration of the sum of One ($1.00) Dollar paid by the Indemnified Party to the Corporation (the receipt of which is hereby acknowledged) and the Indemnified Party acting and/or agreeing to continue to act as a director and/or officer of the Corporation or as a director and/or officer of an Affiliate, the Corporation and the Indemnified Party do hereby covenant and agree as follows:

1.	Agreement to Serve

The Indemnified Party agrees to serve or continue to serve as a director or officer of the Corporation or as a director or officer of an Affiliate (in the case of an officer of the Corporation or Affiliate officer, at the will of the Corporation or Affiliate, as applicable, or under a separate contract, if any such contract exists or shall hereafter exist), honestly and in good faith with a view to the best interests of the Corporation or an Affiliate so long as he is duly elected and qualified in accordance with the provisions of the Act, the by-laws or any other governing documents of the Corporation or Affiliate, as applicable, provided, however, that (i) the Indemnified Party may at any time and for any reason resign from such position (subject to any contractual obligations which the Indemnified Party shall have assumed apart from this Agreement), and (ii) neither the Corporation nor any Affiliate shall have any obligation under this Agreement to continue the Indemnified Party in any such position.

2.	Indemnification

(a)	To the full extent allowed by law, the Corporation agrees to indemnify and save harmless the Indemnified Party, his estate, executors, administrators, legal representatives and lawful heirs, from and against any and all costs, charges or expenses (including, but not limited to, an amount paid to settle any action or to satisfy any judgment, legal fees on a solicitor and client basis, other professional fees, out-of-pocket expenses for attending proceedings including discoveries, trials, hearings and meetings, and any amount for which he is liable by reason of any statutory provision whether civil, criminal or otherwise) (collectively, hereinafter referred to as "Costs, Charges and Expenses"), suffered or incurred by the Indemnified Party, his estate, executors, administrators, legal representatives and lawful heirs, directly or indirectly, as a result or by reason of the Indemnified Party being or having been a director or officer of the Corporation or Affiliate or by reason of any action taken by the Indemnified Party in his capacity as a director or officer of the Corporation or Affiliate, provided that such costs, charges or expenses were not suffered or incurred as a result of the Indemnified Party's own fraud, dishonesty, wilful neglect or wilful default.

(b)	In addition to and without limitation of Section 2(a) of this Agreement, the Corporation agrees:

(i)	except in respect of an action by or on behalf of the Corporation or an Affiliate to procure a judgment in its favour, to indemnify the Indemnified Party, his estate, executors, administrators, legal representatives and lawful heirs, from and against all Costs, Charges and Expenses reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party (including actions, proceedings, investigations, inquiries or hearings in which the Indemnified Party is compelled by the authorities or requested by the Corporation or Affiliate to participate, whether or not charges have been laid against the Corporation, Affiliate or Indemnified Party), by reason of being or having been a director or officer of the Corporation or Affiliate, if:

(A)	he acted honestly and in good faith with a view to the best interests of the Corporation or the Affiliate, as the case may be; and

(B)	in the case of a criminal or administrative action, proceeding, investigation, inquiry or hearing that is enforced by monetary penalty, he had reasonable grounds for believing that his conduct was lawful;

(ii)	to indemnify the Indemnified Party and his estate, executors, administrators, legal representatives and lawful heirs from and against all Costs, Charges and Expenses of any action by or on behalf of the Corporation or Affiliate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or officer of the Corporation or Affiliate, if the Indemnified Party has fulfilled the conditions set forth in Subsections 2(b)(i)(A) and (B) of this Agreement and if the Corporation or the Affiliate, as the case may be, obtains the approval of the Court (as defined in the Act) to grant such indemnity;

(iii)	in the event that the approval of the Court is required to effect any indemnification granted hereunder, the Corporation agrees to make application for and use its best effort to obtain the Court's approval to such indemnification provided that the Indemnified Party has fulfilled the conditions set forth in Subsections 2(b)(i)(A) and (B) of this Agreement;

(iv)	in addition to and without limitation of Subsections 2(b)(i) and (ii) of this Agreement, to indemnify the Indemnified Party and his estate, executors, administrators, legal representatives and lawful heirs against all Costs, Charges and Expenses reasonably incurred by him in respect of the defence of any actual or threatened civil, criminal or administrative action or proceeding to which he is made a party or threatened to be made a party, (including actions, proceedings, investigations, inquiries or hearings in which the Indemnified Party is compelled by the authorities or requested by the Corporation or Affiliate to participate, whether or not charges have been laid against the Corporation, Affiliate or Indemnified Party), by reason of being or having been a director or officer of the Corporation or Affiliate if the Indemnified Party:

(A)	was substantially successful on the merits in his defence of the action, proceeding, investigation, inquiry or hearing;

(B)	fulfils the conditions set out in Subsections 2(b)(i) (A) and (B) of this Agreement; and

(C)	is fairly and reasonably entitled to indemnity; and

(v)	for the purposes of this Agreement including, without limitation, Section 2 hereof, the termination of any such civil, criminal or administrative action, proceeding, investigation, inquiry or hearing, by judgment, order, settlement, conviction or similar or other result, shall not, of itself, create a presumption either that the Indemnified Party did not act honestly or in good faith with a view to the best interests of the Corporation or Affiliate or that, in the case of a criminal or administrative action, proceeding, investigation, inquiry or hearing that is enforced by a monetary penalty, the Indemnified Party did not have reasonable grounds for believing that his conduct was lawful.

(c)	The intention of this Agreement is to provide the Indemnified Party indemnification to the fullest extent permitted by law and without limiting the generality of the foregoing and notwithstanding anything contained herein:

(i)	nothing in this Agreement shall be interpreted, by implication or otherwise, in limitation of the scope of the indemnification provided in Subsections 2(a) and (b) hereof; and

(ii)	Subsection 2(b) is intended to provide indemnification to the Indemnified Party that is not specifically prohibited by a court of competent jurisdiction and to the fullest extent permitted by the Act, as applicable, and, in the event that the Act, as applicable, is amended to permit a broader scope of indemnification (including, without limitation, the deletion or limiting of one or more of the provisos to the applicability of indemnification), Subsection 2(b) shall be deemed to be amended concurrently with the amendment to the Act, as applicable, so as to provide such broader indemnification.

3.	Prepaid Expenses

All Costs, Charges and Expenses reasonably incurred by the Indemnified Party and covered hereunder shall, if requested by the Indemnified Party within a reasonable time, be paid by the Corporation immediately, with the understanding and agreement being herein made that, in the event it is ultimately determined as provided hereunder that the Indemnified Party was not entitled to be so indemnified, or was not entitled to be fully so indemnified, the Indemnified Party shall indemnify and hold harmless the Corporation, and pay to the Corporation forthwith after such ultimate determination, such amount or the appropriate portion thereof, so paid. In the event of dispute, the Corporation or Indemnified Party, at the Corporation's expense, shall make application to the Court to approve the indemnity.

4.	Other Rights and Remedies

Indemnification and immediate payment of incurred Costs, Charges and Expenses as provided by this Agreement shall not be deemed to derogate from or exclude any other rights to which the Indemnified Party may be entitled under any provision of the Act or otherwise at law, the articles or by-laws or other governing documents of the Corporation or Affiliate, this Agreement, any vote of shareholders, unitholders or partners, as the case may be, of the Corporation or Affiliate, or otherwise, both as to matters arising out of his capacity as a director or officer of the Corporation or Affiliate, or as to matters arising out of another capacity with the Corporation or Affiliate while being a director or officer of the Corporation or Affiliate, and shall continue after the Indemnified Party has ceased to be a director or officer of the Corporation or Affiliate.

5.	Limitation of Actions and Release of Claims

No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Corporation against the Indemnified Party, his estate, executors, administrators, legal representatives or lawful heirs after the expiration of two years from the date the Indemnified Party ceased (for any reason) to be a director or officer of the Corporation or Affiliate and the Corporation agrees that any claim or cause of action of the Corporation shall be extinguished and the Indemnified Party, his estate, executors, administrators, legal representatives and lawful heirs deemed released therefrom absolutely unless asserted by the commencement of legal action in a court of competent jurisdiction within such two-year period.

6.	No Presumption as to Absence of Good Faith

(a)	In respect of any claim for indemnification pursuant to this Agreement, the Indemnified Party shall be presumed to have acted honestly and in good faith and with a view to the best interests of the Corporation or Affiliate, as applicable, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, to have had reasonable grounds for believing that his conduct was lawful, unless proven otherwise.

(b)	Determination of any civil, criminal or administrative action or proceeding by judgment, order, settlement or conviction, or upon a plea of "nolo contendere" or its equivalent, shall not, of itself, create any presumption for the purposes of this Agreement that the Indemnified Party did not act honestly and in good faith with a view to the best interests of the Corporation or Affiliate, as applicable, and in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, that he did not have reasonable grounds for believing that his conduct was lawful, unless the judgment or order of the court shall specifically find otherwise.

7.	Notice of Proceedings

The Indemnified Party agrees to give notice to the Corporation as soon as is reasonably practical after being served with any statement of claim, writ, notice of motion, indictment or other document commencing or continuing any civil, criminal or administrative action, proceeding, investigation, inquiry or hearing to which the Indemnified Party, is a party, whether or not charges have been laid against the Corporation, an Affiliate or the Indemnified Party, by reason of being or having been a director or officer of the Corporation or Affiliate and the Corporation agrees to give notice to the Indemnified Party in writing as soon as is reasonably practical after:

(a)	being served with any such statement of claim, writ, notice of motion, indictment or other document commencing or continuing any civil, criminal or administrative action, proceeding, investigation, inquiry or hearing to which the Indemnified Party is a party; whether or not charges have been laid against the Corporation, an Affiliate or the Indemnified Party, or

(b)	receiving notice of any such civil, criminal or administrative action, proceeding, investigation, inquiry or hearing to which the Indemnified Party is a party, whether or not charges have been laid against the Corporation, an Affiliate or the Indemnified Party,

provided, however, that the failure of the Indemnified Party to give such notice to the Corporation shall not adversely affect the Indemnified Party's rights under this Agreement except to the extent that the Corporation or Affiliate shall have been materially prejudiced as a direct result of such failure.

8.	Right to Retain Counsel

The Corporation agrees to promptly retain counsel who shall be reasonably satisfactory to the Indemnified Party to represent the Indemnified Party.

In any such matter the Indemnified Party shall have the right to retain other counsel to act on his behalf, provided that the fees and disbursements of such other counsel shall be paid by the Indemnified Party unless:

(a)	the Indemnified Party and the Corporation shall have mutually agreed to the retention of such other counsel, or

(b)	the parties to any such civil, criminal or administrative action, proceeding, investigation, inquiry or hearing (including any added third, or interpleaded parties) include the Corporation and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (including the availability of different defences) in which event the Corporation and Affiliate, jointly and severally agree to pay the fees and disbursements of such counsel.

9.	Investigation by Corporation and Affiliate

The Corporation and/or Affiliate may conduct any investigation it considers appropriate of any proceedings, including discoveries, trials, hearings and meetings, and will pay all costs of that investigation.

10.	Indemnified Party to Cooperate

The Indemnified Party agrees to give the Corporation and Affiliate such information and cooperation as the Corporation and Affiliate may reasonably require from time to time in respect of all matters hereunder.

11.	Settlement

The parties will act reasonably in pursuing the settlement of any Proceeding. The Corporation and/or an Affiliate may not negotiate or effect a settlement of claims against the Indemnified Party without the consent of the Indemnified Party, acting reasonably. The Indemnified Party may negotiate and effect a settlement without the consent of the Corporation and/or an Affiliate but the Corporation and/or an Affiliate will not be liable for indemnification under this Agreement with respect to any settlement negotiated without its prior written consent, which consent will not be unreasonably withheld or delayed.

12.	Insurance

(a)	The Corporation agrees to purchase and maintain or cause to be purchased and maintained, while the Indemnified Party remains a director or officer of the Corporation or an Affiliate and for a minimum of six years thereafter, insurance for the benefit of the Indemnified Party against any liability incurred by him in his capacity as a director and/or officer of the Corporation or Affiliate on terms no less favourable in terms of coverage and amounts, to the extent permitted by law and available on reasonable commercial terms, than such insurance maintained by the Corporation or any other entity on the Corporation's behalf on the date hereof; provided that such insurance shall not apply where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the Corporation or Affiliate, as the case may be.

(b)	The Corporation agrees to provide evidence to the Indemnified Party on an annual basis (on the anniversary date of this Agreement) during the term for which the Corporation is obligated to maintain such insurance under the terms hereof, that it has the insurance required under the terms of this Agreement and that it has paid the applicable premium(s) for such insurance and shall, upon request of the Indemnified Party, provide the Indemnified Party with a copy of the relevant insurance policy within 14 days of such request. If the Indemnified Party is not provided with evidence that the Corporation has such insurance or that it has paid the applicable premium, the Indemnified Party shall be entitled to purchase the required insurance and the Corporation agrees to indemnify and save harmless the Indemnified Party, his estate, executors, administrators and lawful heirs for all expenses incurred by or on behalf of the Indemnified Party to obtain such insurance coverage.

(c)	In the event an insurable event occurs, the Indemnified Party will be indemnified promptly as agreed hereto regardless of whether the Corporation has received the insurance proceeds. The Indemnified Party is entitled to full indemnification as agreed hereto notwithstanding any deductible amounts or policy limits contained in any such insurance policy.

13.	Arbitration

All disputes, disagreements, controversies or claims arising out of or relating to this Agreement, including, without limitation, with respect to its formation, execution, validity, application, interpretation, performance, breach, termination or enforcement will be determined by arbitration before a single arbitrator under the Arbitration Act, 1991 (Ontario). The arbitrator will determine, based on the outcome of the arbitration, the breakdown between the Corporation and/or Affiliate and the Indemnified Party of the costs for conducting the arbitration.

14.	Taxes Payable

The Corporation agrees to reimburse the Indemnified Party for the net amount of tax payable by the Indemnified Party under the taxing laws of any jurisdiction provided that such net taxes payable are directly a result of the payment or reimbursement of the Costs, Charges and Expenses under this Agreement, including this clause, constituting a taxable benefit to the Indemnified Party.

15.	Effective Time

This Agreement shall be effective as and from the first day that the Indemnified Party became or becomes a director and/or officer of the Corporation or commenced or commences to serve as an officer or director of an Affiliate.

16.	Notices

Unless otherwise permitted by this Agreement, all notices or other communications to be given hereunder shall be delivered by hand, courier, ordinary prepaid mail, facsimile or electronic mail; and, if delivered by hand, shall be deemed to have been given on the delivery date, if delivered by ordinary prepaid mail shall be deemed to have been given on the fifth day following the delivery date and, if sent by facsimile or electronic mail, on the date of transmission if sent before 5:00 p.m. (local time where the notice is received) on a business day or, if such day is not a business day, on the first business day following the date of transmission:

(a)	if to the Indemnified Party, at:

[●]

[●]

(b)	if to the Corporation, at:

Akanda Corp.

77 King Street West, Suite 400

Toronto, ON M5K 0A1

Attention:      Chief Executive Officer

Email:

or to such other address as each party may from time to time notify the other of in writing.

If the Corporation receives notice from any other source of any matter which the Indemnified Party would otherwise be obligated hereunder to give notice of to the Corporation, then the Indemnified Party shall be relieved of his obligation hereunder to give notice to the Corporation, provided the Corporation has not suffered any material damage from the failure of the Indemnified Party to give notice as herein required.

17.	Severability

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

(a)	the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing such provisions held to be invalid, illegal or unenforceable, that are not of themselves in whole invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

(b)	to the fullest possible extent, the provisions of this Agreement (including, without limitations, all portions of any paragraphs of this Agreement containing any such provisions held to be invalid, illegal or unenforceable, that are not of themselves in whole invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision which is held to be invalid, illegal or unenforceable.

18.	Governing Law

The parties hereto agree that this agreement shall be construed and enforced in accordance with the laws in force in the Province of Ontario.

19.	Modification and Waiver

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

20.	Entire Agreement

This Agreement shall supersede and replace any and all prior agreements (except any written agreement of employment between the Corporation and the Indemnified Party, which shall remain in full force and effect, except to the extent augmented or amended hereby), between the parties hereto respecting the matters set forth herein, and shall constitute the entire agreement between the parties hereto in respect of the matters set forth herein.

21.	Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of the Corporation and their respective successors and assigns and to the Indemnified Party and his estate, executors, administrators, legal representatives and lawful heirs.

22.	Counterparts

This Agreement may be executed and delivered by the parties in one or more counterparts, each of which when so executed and delivered will be an original, and those counterparts will together constitute one and the same instrument.

23.	Successor Legislation

Any references herein to any enactment shall be deemed to be references to such enactment as the same may be amended or replaced from time to time and, in the event that the Corporation is continued, incorporated, amalgamated, arranged under or otherwise becomes governed by an enactment other than the Act, then all references herein to the Act shall be deemed to be references to such enactment as the same may be amended or replaced from time to time.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as at the date first above written.

AKANDA CORP.

Per:
Name:
Title:	Chief Executive Officer

[●]

Signature Page – Akanda Corp. (D&O Indemnity)